CONSULTING AGREEMENT


               THIS CONSULTING AGREEMENT (this "Agreement") is made and entered into as of the 14th day of November, 1995, by and between LoneStar Hospitality Corporation (the "Company") and Bill Glaser ("Consultant").

               WHEREAS, Consultant has provided consulting services to the Company which commenced in July 1995;

               WHEREAS, the Company desires to formally retain Consultant as a consultant and Consultant desires to render consulting services to the Company under the terms and conditions set forth herein;

               NOW, THEREFORE, in consideration of the foregoing, the mutual promises hereinafter set forth and other good and valuable consideration had and received, the parties hereto hereby agree as follows:

               1.   Consulting.

                    (a) Upon and subject to the terms, conditions and other provisions of this Agreement, the Company hereby retains Consultant during the term as defined in Section 2 hereof, and Consultant hereby accepts and agrees to provide consultation and advisory services relating to public relations, general policy, business development and acquisitions, sales and marketing and such other matters as may be reasonably requested from time to time with respect to the Company's business. Consultant shall devote such time as Consultant determines is necessary to perform the duties set forth or contemplated herein. No provision of this Agreement shall be construed to preclude Consultant from engaging in any activity whatsoever, part-time or full-time, including without limitation, acting as a director, officer, partner, employee, trustee, investor, consultant, advisor or official of any corporation, partnership, institution or business entity, or from receiving compensation or profit therefor.

                    (b) In performance of its duties and obligations hereunder, Consultant shall report to the President of the Company. Without Consultant's consent, Consultant shall not be required to perform any duties hereunder outside the City of Los Angeles.

               2. Term. The term of this Agreement shall commence on the date hereof (the "Commencement Date") and shall end on the one anniversary of such date (the "Termination Date"), unless this Agreement is renewed or extended by written agreement on terms mutually acceptable to the parties.





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               3.   Compensation.  As a  condition of, and in consideration
          for Consultant's entering into this Agreement, the Company agrees that concurrently with the execution of this Agreement (the "Execution"), the Company shall issue to Consultant 300,000 shares (the "Shares") of its Common Stock at a cost basis of
          $.05/share   (subject    only    to   legal    restrictions    on
          transferability) and 500,000 stock options having a one year expiration from the date of issuance having exercise prices of $.375 for 200,000 options, $.625 for 200,000 options, and $.75
          for  100,000  options.    The  Company  agrees  that  (subject to
          applicable law) it will have such shares included within and covered by a Registration Statement on Form S-8 (or any other applicable form) which the Company will file with the Securities and Exchange Commission as soon as possible following the Execution. The Company shall pay all of the expenses relating to the foregoing.

               4. Expenses. The Company shall reimburse Consultant for those reasonable out-of-pocket expenses for communications and local travel directly incurred in connection with its consulting services hereunder. Any travel beyond ground transportation or other extraordinary expenses must be authorized by the Company in advance.

               5. Indemnification. The Company shall indemnify the Consultant to the fullest extent permitted by law (including by advancing or paying the expenses, including reasonable legal fees, of the Consultant upon the request of the Consultant, subject to the Consultant providing an undertaking to repay such advanced expenses if it is ultimately determined by a court of component jurisdiction that Consultant is not entitled by law to be indemnified by the Company) for all expenses (including reasonable legal fees and expenses), judgments, fines, amounts paid in settlement, costs and liabilities which Consultant may incur by reason of entering into this Agreement, serving as a consultant of the Company and in the discharge of its duties in connection therewith; provided, however, that such indemnity shall not apply to any such expenses, judgments, fines, amounts paid in settlement, costs, and liabilities to the extent they result primarily from (i) a breach by Consultant of a provision of this Agreement or applicable law or (ii) Consultant's negligence or willful misconduct. Consultant's rights under this
          Section 5 shall be in addition to any other rights and insurance coverage which may be available to it.

               6.   Confidential Information.

               (a) Consultant agrees that he will not at any time during the term hereof and thereafter divulge or communicate to any person or entity other than the Company, or use to the detriment of the Company or any parent, subsidiary or affiliate Company or for the benefit of any other person or entity, or misuse in any other way, any confidential information or trade secrets of the



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          Company.  For this  purpose, the terms "confidential information"
          and "trade secrets" shall be deemed to include all information concerning the Company's or any parent, subsidiary or affiliate Company's properties, assets, operations or business except that which (i) has been made available to the public by the Company,
          (ii) is in the public domain, or (iii) is readily ascertainable from public or published information and trade secrets of the Company that he has acquired, or may acquire, were received, or will be received, in confidence and as a fiduciary of the Company. Notwithstanding the foregoing, Consultant may disclose
          information   relating  to  the  Company's  business  that  would
          otherwise be required to be kept confidential (i) to third parties if such disclosure is required or appropriate in the conduct of his duties and responsibilities as defined in Section 1 of this Consulting Agreement, provided such persons acknowledge the confidentiality of such information and agree to hold it in confidence according to the terms hereof; (ii) if required to be disclosed pursuant to a lawsuit or other proceeding involving the parties hereto or any other third party; or (iii) if authorized
          by the  Company in  writing.   Consultant  shall exercise  utmost
          diligence to protect and guard the Company's information.

               (b) Upon termination of this Consulting Agreement, Consultant shall deliver to the Company all property and documents of the Company relating to the Company's or any parent, subsidiary or affiliate Company's business that Consultant is required to keep confidential under paragraph 6(a) then in Consultant's custody or control, and shall not retain any such property, documents or data without the written consent of the Company.

               7.   Equitable Relief.   The  Company  and Consultant  agree
          that a monetary remedy for breach of this Agreement by the Company shall be inadequate, and will be impracticable and extremely difficult to prove, and further agree that such a breach will cause Consultant irreparable harm, and that, in addition to any other rights or remedies available to Consultant, Consultant is entitled to temporary and permanent injunctive relief upon meeting the standard required under applicable law. The Company shall have no rights of set-off, offset or counterclaim against any of the Shares. The provisions of this Agreement shall each be deemed severable, and the validity or unenforceability of any one or more of the provisions herein shall not effect the validity or enforceability of the other provisions.

               8. Independent Contractor Status. Consultant understands and agrees that he is entering into this Consulting Agreement as an independent contractor, and that the Company considers Consultant to be an independent contractor and not an employee of the Company. Consultant agrees that the Company shall have no responsibility for or liability with respect to any income or other taxes or withholding in connection with payments to



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          Consultant hereunder, and Consultant hereby indemnifies and holds harmless the Company of any taxes, penalties, costs, assessments, expenses, damages or losses that the Company incurs with respect
          to  any such  taxes  or withholding.   The  Company  will not  be
          obligated to maintain  any insurance  for Consultant,  including,
          but  not  limited  to,   medical,  dental,  automobile,  life  or
          disability  insurance, and Consultant  will be solely responsible
          for maintaining  any such  insurance for Consultant.   Consultant
          acknowledges that he will not be entitled to participate in any employee benefit plans that are intended to provide benefits to "employees" of the Company unless such plans state specifically that they are intended to provide benefits to persons who are designated as "Consultants."

               9. Assignment. This Agreement and the rights, duties and obligations hereunder may not be assigned, transferred or delegated in any way by either party without the prior written consent of the other party hereto. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective permitted successors and assigns.

               10.  Governing Law.   This Agreement  shall be owned  by and
          construed in accordance with the laws of the State of California.

               11. Counterparts, etc. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Telecopied signatures hereto shall have the same validity as manually executed original signatures. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

               12. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the engagement of Consultant by the Company and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No modification, amendment, supplement or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto and executed by both parties.

               13. Severability. To the extent that the terms set forth in this Agreement or any word, phrase, clause or sentence is found to be illegal or unenforceable for any reason, the balance of this Agreement shall not be affected thereby, such balance being construed as severable and independent, and the remaining portion of this Agreement shall remain in full force and effect as if this Agreement has been executed with the invalid provision eliminated.

               14.  Notices.      All    notices,   requests   and    other
          communications under this Agreement shall be in writing and shall



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          be  deemed to have been delivered and received five business days after having been deposited in the United States mail and enclosed in a registered or certified post-paid envelope; one business day after having been sent by overnight courier; when personally delivered or when scanned graphically or otherwise by telegraphic or facsimile communications equipment of the sending party or its agent on a business day or otherwise on the next succeeding business day.

               15. Cooperation. Each party hereto shall cooperate with the other party and shall take such further action and shall execute and deliver such further documents as may be necessary or desirable in order to carry out the provisions and purposes of this Agreement.

               16. Waiver. The failure to enforce at any time of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right or either party thereafter to enforce each and every provision in accordance with the terms of this Agreement. A waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

               17. Prevailing Party. If any action at law or in equity is brought to enforce or interpret the provisions of this Agreement, the prevailing party in such action shall be entitled to recover as an element of such party's costs of suit, and not as damages, its reasonable attorney's fees.

               18. Interpretation. Each party hereby stipulates with the other, that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, that it has had the full opportunity to consult with as respective attorneys, that its authorized officers have carefully read this Agreement in its entirety and have had it fully explained to them by such party's respective counsel, that each is fully aware of the contents thereof and its legal effect, and its authorized officer has executed this Agreement free from coercion, duress or undue influence. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein. Accordingly, any rule of law, including but not limited to, California Civil Code Section 1654 or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement SW be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.




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






               IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first set forth above.

                                        BILL GLASER



                                        By:/s/Bill Glaser
                                           Bill Glaser


                                        LONESTAR HOSPITALITY CORPORATION



                                        By:  /s/Steven Solomon
                                             Steven Solomon
                                             President






































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